Exhibit 6.2

EXHIBIT A

Platform Rider

This Platform Rider (“Rider”), effective as of ______________ (“Effective Date”), is made by and between VAS Portal, LLC (“VAS”) and the undersigned company, or the undersigned individual as an authorized representative of a to-be-formed entity (“Company”), who is using VAS’ Platform Services for its securities offering (“Offering”).

1.	INCORPORATION OF AGREEMENT. This Rider is delivered pursuant to the terms of that certain Issuer Agreement between Company and VAS entered into as of ______________ (the “Agreement”) and is further subject to the conditions below. In the event of a conflict between the terms of this Rider and the terms of the Agreement, the terms of this Rider shall prevail. All terms not defined herein will have the meanings assigned to them in the Agreement.

2.	SERVICES. VAS will provide a white-labelled Platform for Company which is functionally equivalent to its Portal design and operation. No customizations requested by Company are guaranteed and the approval of any customization may require the payment of additional fee.

3.	SERVICE FEES. Company agrees to be charged Fees in accordance with the pricing structure noted below. (This Section supersedes any fees outlined in Section 3 of the Agreement)

Platform User
Initial Setup Fee	$575
Issuer Vetting	$100 per issuer affiliated person or entity
Fee Per Investment	$10
Investor KYC/AML Checks	$.75 per individual investment (KYC & AML) $.10 per individual (AML Only) $75 per entity or investment vehicle Or as charged by escrow agent
ACH Fees	As charged by escrow agent
Disputes or Chargebacks	$50 each instance Or as charged by escrow agent
Customizations	Included as available prior to desired launch date.

EXHIBIT A

4.	Company Acknowledgements, Representations, and Warranties.

a.	Broker Dealer. Company acknowledges the VAS will not be the intermediary, broker dealer, or issuer agent in connection with Company’s offering. Company represents and warrants that it has a Broker Dealer or issuer agent in connection with its Offering.

b.	Legal Counsel. Company acknowledges the VAS will not provide legal counsel of any kind in connection with Company’s offering. Company represents and warrants that it has retained legal counsel, and that its Offering will remain compliant will all applicable securities laws and regulations associated with the Offering.

c.	Escrow Agent. Company acknowledges North Capital Inc. (“Escrow Agent”) as the Escrow Agent for the Offering, and agrees to engage the Escrow Agent for its services.

IN WITNESS WHEREOF, the authorized officers of the Parties have executed this Statement of Work by their duly authorized representative effective as of the Effective Date.

VAS Portal, LLC	Company

By:	By:

Name:	Name:

Title:	Title: